EXHIBIT 5.1
DREIER STEIN & KAHAN, LLP
September 27, 2007
Board of Directors
Clearant, Inc.
1801 Avenue of the Stars, Suite 435
Los Angeles, California 90067
     Re:     Clearant, Inc. — Registration Statement on Form S-8
Ladies and Gentlemen:
At your request, we have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “SEC”) in connection with the registration under the Securities Act of 1933, as amended, of an additional 6,000,000 shares (the “Shares”) of your common stock, $0.0001 par value (“Common Stock”) issuable from time to time in connection with the Clearant, Inc. 2005 Stock Award Plan (the “Plan”).
As your counsel in connection with the Registration Statement, we have examined the proceedings taken by you in connection with the authorization of the issuance of the Shares and such documents as we have deemed necessary to render this opinion.
Based upon the foregoing, it is our opinion that the Shares when issued and outstanding pursuant to the terms of the Plan will be validly issued, fully paid and non-assessable.
We consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours, /s/ Dreier Stein & Kahan, LLP Dreier Stein & Kahan, LLP